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                                                                     EXHIBIT 11

                           TRANSCEND SERVICES, INC.
           COMPUTATION OF EARNINGS (LOSS) PER SHARE OF COMMON STOCK
        FOR THE THREE AND NINE MONTH PERIODS ENDED SEPTEMBER 30, 1995



                                                 THREE MONTHS ENDED          NINE MONTHS ENDED
                                                    SEPTEMBER 30                SEPTEMBER 30
                                               ---------------------       ----------------------
                                                 1994        1995            1994        1995
Net Income (Loss)                              ($182,000)  ($867,000)      ($549,000)($3,369,000)
                                               =====================       =====================

Average Shares Outstanding                     9,733,000  17,848,000       9,733,000  17,743,000

Common Stock Equivalents Assuming
      Exercise of Stock Options                        -           -               -           -

Net Income (Loss) Per Common Share And
      Common Share Equivalent                     ($0.02)     ($0.05)         ($0.06)     ($0.19)
                                               =====================        ====================